EXHIBIT 12

                                                                  EXECUTION COPY













                    AMENDED AND RESTATED INVESTMENT AGREEMENT

                                 BY AND BETWEEN

                        PAXSON COMMUNICATIONS CORPORATION

                                       AND

                               NBC UNIVERSAL, INC.

                          DATED AS OF NOVEMBER 7, 2005




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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS 2

    Section 1.1 Definitions....................................................2

ARTICLE II [INTENTIONALLY OMITTED]............................................12

ARTICLE III [INTENTIONALLY OMITTED]...........................................12

ARTICLE IV CONDUCT OF BUSINESS................................................12

    Section 4.1 Conduct of the Business.......................................12

    Section 4.2 Modification of Investor Rights...............................15

ARTICLE V OTHER AGREEMENTS....................................................16

    Section 5.1 Public Statements.............................................16

    Section 5.2 Reasonable Commercial Efforts.................................16

    Section 5.3 Government Filings............................................16

    Section 5.4 Reservation of Shares.........................................17

    Section 5.5 Notification of Certain Matters...............................17

    Section 5.6 Further Assurances............................................17

    Section 5.7 Company Stockholder Meetings..................................17

    Section 5.8 Access to Information.........................................18

ARTICLE VI AFFIRMATIVE AND NEGATIVE COVENANTS.................................18

    Section 6.1 Maintenance of Existence and Property; FCC Licenses...........18

    Section 6.2 Payment of Obligations........................................18

    Section 6.3 Books and Records.............................................19

    Section 6.4 Insurance.....................................................19

    Section 6.5 Compliance with Laws, Etc.....................................19

    Section 6.6 Environmental Matters.........................................19

    Section 6.7 Material Adverse Effect.......................................20

    Section 6.8 ERISA.........................................................20

    Section 6.9 Hazardous Materials...........................................20

    Section 6.10 No Impairment of Intercompany Transfers......................20

    Section 6.11 Limitation on Certain Asset Sales............................20

    Section 6.12 No Restrictive Covenants.....................................21





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ARTICLE VII OPERATING AGREEMENTS..............................................21

    Section 7.1 [Intentionally Omitted].......................................21

    Section 7.2 Investor Right of First Refusal...............................21

    Section 7.3 [Intentionally Omitted].......................................22

    Section 7.4 [Intentionally Omitted].......................................22

    Section 7.5 [Intentionally Omitted].......................................22

ARTICLE VIII [INTENTIONALLY OMITTED]..........................................22

ARTICLE IX REDEMPTION.........................................................22

    Section 9.1 [Intentionally Omitted].......................................22

    Section 9.2 Default Redemption............................................22

    Section 9.3 Assignment of Redemption Obligation...........................23

    Section 9.4 Failure to Redeem.............................................23

    Section 9.5 Company Sale..................................................23

ARTICLE X MISCELLANEOUS.......................................................24

    Section 10.1 Survival of Representations and Warranties...................24

    Section 10.2 Notices......................................................24

    Section 10.3 Entire Agreement; Amendment..................................25

    Section 10.4 Counterparts.................................................26

    Section 10.5 Governing Law; Jurisdiction; Waiver of Jury Trial............26

    Section 10.6 Fees and Expenses............................................26

    Section 10.7 Indemnification by the Company...............................26

    Section 10.8 Successors and Assigns; Third Party Beneficiaries............27

    Section 10.9 Remedies.....................................................27

    Section 10.10 Headings, Captions and Table of Contents....................28

    Section 10.11 Termination.................................................28

    Section 10.12 Severability................................................28



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EXHIBITS

Exhibit A      Certificate of Designation


SCHEDULES

Schedule 4.1(g)       Certain Permitted Transactions
Schedule 4.1(h)       Stock-Based Compensation Plans
Schedule 10.1         Section 10.1 Individuals


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                    AMENDED AND RESTATED INVESTMENT AGREEMENT

         AMENDED AND RESTATED INVESTMENT AGREEMENT, dated as of November 7, 2005 (this "Agreement"), by and between PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), and NBC UNIVERSAL, INC., a Delaware corporation ("NBCU" and, together with its permitted transferees, the "Investor"). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

         WHEREAS, on September 15, 1999, the Investor and certain of its Affiliates invested $415,000,000 (the "Initial Investment") in the Company, and, in connection with the Initial Investment,

         1. the Company and the Investor entered into an Investment Agreement (the "Original Investment Agreement"), pursuant to which the Investor purchased certain securities from the Company;

         2. the Company, the Investor and the Paxson Stockholders entered into a Stockholder Agreement (the "Original Stockholder Agreement"), to provide for certain matters with respect to the governance of the Company;

         3. the Paxson Stockholders and an Affiliate of the Investor entered into a Call Agreement (the "Original Call Agreement"), pursuant to which the Paxson Stockholders granted an Affiliate of the Investor an option to purchase certain securities of the Company held by them; and

         4. the Company and the Investor entered into a Registration Rights Agreement (the "Original Registration Rights Agreement" and, together with the Original Investment Agreement, the Original Stockholder Agreement and the Original Call Agreement, the "Existing Agreements"), pursuant to which the Company granted the Investor and certain of its Affiliates certain registration rights with respect to certain shares of Class A Common Stock held or acquired by the Investor and certain of its Affiliates;

    WHEREAS, since the date of the Initial Investment, certain disputes have arisen among the parties as to their rights and obligations under the Existing Agreements, and the parties have agreed to resolve those disputes and restructure the Initial Investment, subject to the terms and conditions of the Transaction Agreements (defined below);

    NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree to amend and restate the Original Investment Agreement as follows:



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                                   ARTICLE I

                                   DEFINITIONS

    Section 1.1 Definitions.
                -----------

    As used in this Agreement, the following terms shall have the meanings set forth below:

    "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person, including the executive officers and directors of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

    "Agreement" shall have the meaning set forth in the preamble hereto.

    "Ancillary Documents" shall mean the Certificate of Designation, the Master Agreement, the Call Agreement, the Stockholder Agreement, the Registration Rights Agreement and the Settlement Agreement.

    "Asset Sale" shall mean the sale, transfer or other disposition (other than to the Company or any of its Company Subsidiaries) in any single transaction or series of related transactions involving assets with a fair market value in excess of $2,000,000 of (a) any capital stock of or other equity interest in any Company Subsidiary, (b) all or substantially all of the assets of the Company or of any Company Subsidiary, (c) real property, (d) all or substantially all of the assets of any media property, or part thereof, owned by the Company or any Company Subsidiary, or a division, line of business or comparable business segment of the Company or any Company Subsidiary or (e) any transaction involving the transfer of an FCC license for a Company Station; provided that Asset Sales shall not include sales, leases, conveyances, transfers or other dispositions to the Company or to a wholly owned Company Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a wholly owned Company Subsidiary.

    "Bankruptcy Law" shall mean Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

    "Board of Directors" shall mean the Board of Directors of the Company as from time to time constituted.

    "Budget" shall mean for any fiscal year the annual operating budget for the Company, including the Network (but specifically excluding all Company Station operations and programming, except for Same Market Stations), which shall include Network programming items (including capital expenditures, general corporate overhead expenses and other operating expenses), prepared by the Company, provided that if the Company and the Investor fail to agree on an annual operating budget for any fiscal year, the Budget shall be the Budget for the previous year.


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    "Call Agreement" shall mean the Call Agreement, dated as of the date hereof, among the Investor, NBC Palm Beach Investment II, Inc. and the Paxson Stockholders, as from time to time amended, modified or supplemented.

    "Certificate of Designation" shall mean the Amended and Restated Certificate of Designation of the Series B Preferred Stock, to be executed and filed with the Secretary of State of the State of Delaware on or prior to the date hereof, which shall be substantially in the form of Exhibit A hereto, as from time to time amended, modified or supplemented.

    "Class A Common Stock" shall mean the shares of Class A Common Stock, par value $0.001 per share, of the Company.

    "Class B Common Stock" shall mean the shares of Class B Common Stock, par value $0.001 per share, of the Company.

    "Class C Common Stock" shall mean the shares of Class C Non-Voting Common Stock, par value $0.001 per share, of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Common Stock" shall mean the Class A Common Stock, Class B Common Stock and Class C Common Stock, and any other class of common stock of the Company hereafter created and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

    "Communications Act" shall mean the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992), and all rules and regulations of the FCC, in each case as from time to time in effect.

    "Company" shall have the meaning set forth in the preamble hereto.

    "Company CEO" shall mean the chief executive officer of the Company appointed on the date hereof in connection with the execution of the Transaction Agreements and any successor unless the initial Company CEO was terminated by the Company without Cause or the initial Company CEO resigned for Good Reason (in each case, as such terms are defined in the Burgess Employment Agreement (as defined in the Master Agreement)).

    "Company Plan" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), including, without limitation, multiemployer plans (within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits and under which the Company or its Subsidiaries has any present or future liability.



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    "Company Sale" shall have the meaning set forth in Section 9.5.

    "Company Stations" shall mean, collectively, each full service television station, low power television station and television translator owned and operated by the Company or any Company Subsidiary.

    "Company Subsidiary" shall mean any Subsidiary of the Company.

    "Conflicting Provision" shall have the meaning set forth in Section 10.12.

    "Conversion Shares" shall mean the shares of Common Stock into which the Shares are convertible, as such shares may be subject to adjustment from time to time and any securities into which such shares may be reclassified, exchanged or converted.

    "Custodian" shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

    "Default Redemption Period" shall have the meaning set forth in Section 9.2(b).

    "Default Redemption Price" shall mean the greater of (i) the Par Value Price and (ii) an amount per Conversion Share equal to the average of the closing prices of the Common Stock on the American Stock Exchange (or other applicable exchange) for the 45 consecutive trading days ending on the trading date immediately preceding the date of delivery of the Notice of Default Redemption, provided that if the applicable Notice of Default Redemption is based upon an Event of Default under clause (2)(C) of the definition of Event of Default, the Default Redemption Price shall be the Par Value Price.

    "DMA" shall mean a Designated Market Area as determined by Nielsen Media Research or such successor designation of television markets that may in the future be recognized by the FCC for determining television markets.

    "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all


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analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

    "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

    "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Entity under any Environmental Laws.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation hereto), as amended from time to time, and any regulations promulgated thereunder.

    "ERISA Affiliate" shall mean, with respect to the Company or any Company Subsidiary, any trade or business (whether or not incorporated) which, together with the Company or such Company Subsidiary, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

    "ERISA Event" shall mean, with respect to the Company, any Company Subsidiary or any ERISA Affiliate (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of the Company, any Company Subsidiary or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Company, any Company Subsidiary or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by the Company, any Company Subsidiary or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; (i) the loss of a Qualified Plan's qualification or tax exempt status; or
(j) the termination of a Company Plan described in Section 4064 of ERISA.



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    "Event of Default" shall mean:

         (1) the Company (i) is in material breach or default under this Agreement or any Ancillary Document and (ii) either (A) if such breach or default is not reasonably curable, the Company receives notice of such breach or default from the Investor or (B) if such breach or default is reasonably curable, the Company fails to cure such breach or default within 30 days after the Company's receipt of notice from the Investor of such breach or default;

         (2) there is (A) a default in the payment at final maturity of principal in an aggregate amount of $10,000,000 or more with respect to any indebtedness of the Company or any Company Subsidiary which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such indebtedness within 60 days after written notice, (B) an acceleration of any such indebtedness aggregating $10,000,000 or more which acceleration shall not be rescinded or annulled within 20 days after written notice to the Company of such default by the Investor or (C) a default or other event that permits the acceleration of any such indebtedness aggregating $10,000,000 or more which default or other event has not been cured or waived by the filing deadline for the next SEC report of the Company on Form 10-K, 10-Q or 8-K or similar report under the Exchange Act;

         (3) a court of competent jurisdiction enters a final judgment or judgments which can no longer be appealed for the payment of money in excess of $10,000,000 against the Company or any Company Subsidiary and such judgment remains undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment shall not be in effect;

         (4) the Company or any Company Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

              (A) commences a voluntary case,

              (B) consents to the entry of an order for relief against it in an involuntary case,

              (C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

              (D) makes a general assignment for the benefit of its creditors, or

              (E) generally is not paying its debts as they become due; or

         (5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

              (A) is for relief against the Company or any Company Subsidiary in an involuntary case,



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              (B) appoints a Custodian of the Company or any Company Subsidiary
         or for all or substantially all of the property of the Company or any Company Subsidiary, or

              (C) orders the liquidation of the Company or any Company Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Existing Agreements" shall have the meaning set forth in the recitals hereto.

    "Existing Preferred Stock" shall mean the 14 1/4% Cumulative Junior Exchangeable Preferred Stock, par value $.001 per share, of the Company, with a liquidation preference of $10,000 per share, of which 49,610 shares are outstanding as of the date hereof, and any additional shares issued as payment of dividends thereon; and the 9 3/4% Series A Convertible Preferred Stock, $.001 par value, of the Company, with a liquidation preference of $10,000 per share, of which 15,162 shares are outstanding as of the date hereof, and any additional shares issued as payment of dividends thereon.

    "FCC" shall mean the Federal Communications Commission and any successor Governmental Entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

    "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

    "Governmental Entity" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any self-regulating organization, securities exchange or securities trading system, including, without limitation, the FCC.

    "Hazardous Material" shall mean any substance, material or waste which is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," hazardous constituent," "special waste," toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "Independent" shall mean, with respect to a director or proposed director, that such person is (i) "independent", as determined in accordance with Section 121A of the Company Guide of the American Stock Exchange rules and (ii) was not employed by, engaged by or affiliated with the Company, NBCU or any Paxson Stockholder or any of their respective Affiliates within the past three years.



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    "Initial Investment" shall have the meaning set forth in the recitals hereto.

    "Investor" shall have the meaning set forth in the preamble hereto.

    "Investor Call Right Termination" shall have the meaning set forth in the Call Agreement.

    "Investor Indemnitees" shall have the meaning set forth in Section 10.7(a).

    "Investor Nominee" shall have the meaning set forth in the Stockholder Agreement.

    "Investor Recourse Period" shall have the meaning set forth in Section 9.4.

    "Investor Rights" shall mean the rights of the Investor set forth in Articles II, III and IV of the Stockholder Agreement and in Article IV and
Article VI hereof, other than Section 6.12.

    "Issue Price" shall mean $10,000 per Share.

    "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

    "Losses" shall have the meaning set forth in Section 10.7(a).

    "Master Agreement" shall mean the Master Transaction Agreement, dated as of the date hereof, among the Company, the Investor, the Paxson Stockholders, NBC Palm Beach Investment I, Inc. and NBC Palm Beach Investment II, Inc., as from time to time amended, modified or supplemented.

    "Material Adverse Effect" shall mean a material adverse effect on (i) with respect to the Company, the business, assets, operations or financial or other condition of the Company and the Company Subsidiaries taken as a whole or (ii) with respect to any party to this Agreement or the Ancillary Documents, the ability of such party to perform its obligations under this Agreement or any of the Ancillary Documents to which it is a party.

    "Minimum Investment" shall mean 151,000,000 Conversion Shares; provided that such number shall be equitably adjusted for any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock; provided further that such number shall be reduced pro rata for any reduction in the number of Conversion Shares underlying the Series B Preferred Stock held by the Investor pursuant to the payment of the Investor Call Right Termination Amount (as defined in the Stockholder Agreement). For purposes of the determination of whether the Minimum Investment is owned, the Investor or its Affiliates and any permitted transferee holding any Shares shall be deemed to hold the Conversion Shares for such Shares.

    "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and to which the Company, any Company Subsidiary or any ERISA


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Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

    "National Coverage" shall mean, with respect to any television network, the percentage of national television households that receive such network's broadcast as listed in the Nielsen Television Index or such successor measure of coverage equivalent thereto generally adopted by the television industry.

    "NBCU" shall have the meaning set forth in the preamble hereto.

    "Network" shall mean any television broadcast network owned by the Company.

    "New Exchange Debentures" shall have the meaning set forth in the Certificate of Designation.

    "Notice of Default Redemption" shall have the meaning set forth in Section 9.2(a).

    "Original Call Agreement" shall have the meaning set forth in the recitals hereto.

    "Original Investment Agreement" shall have the meaning set forth in the recitals hereto.

    "Original Stockholder Agreement" shall have the meaning set forth in the recitals hereto.

    "Par Value Price" shall mean, in respect of any redemption of any share of preferred stock of the Company, the issue price of such preferred stock plus any accrued and unpaid dividends through and including the date of redemption of such preferred stock.

    "Paxson Stockholders" shall mean Lowell W. Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

    "Person" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any Governmental Entity or any other entity of whatever nature.

    "PMC Management Agreement" shall mean the PMC Management and Proxy Agreement, dated as of the date hereof, between Paxson Management Corporation and the Company.

    "Qualified Plan" shall mean a Company Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

    "Refinance" shall mean, in respect of any capital stock, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem or retire, or to issue other capital stock in exchange or replacement for, or to amend the terms of, such capital stock; provided that the amount paid or the fair market value of capital stock issued by the Company in connection with such


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refinancing, extension, renewal, refund, repayment, prepayment, redemption, retirement or issuance shall not exceed the greater of the applicable Par Value Price or redemption price of the capital stock to be so refinanced, extended, renewed, refunded, repaid, prepaid, redeemed, retired or issued, plus the amount of reasonable expenses incurred by the Company in connection with such transaction; provided further that if any such capital stock which is Refinanced or issued in connection with a Refinancing is exchangeable or exercisable for or convertible into Class A Common Stock, such capital stock shall not be so exchangeable, exercisable or convertible until the earlier of the closing of the Tender Offer (as such term is defined in the Stockholder Agreement) or the end of the Restricted Period. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Registration Rights Agreement" shall mean the Original Registration Rights Agreement as amended by the letter agreement dated the date hereof, as from time to time further amended, modified or supplemented.

    "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

    "Restricted Period" shall mean the period commencing on the date hereof and ending on the earlier of the Call Closing (as such term is defined in the Call Agreement) or the date of the Investor Call Right Termination.

    "Same Market Station" shall mean any Company Station (i) in which any Person that holds the Minimum Investment would be permitted to have an attributable interest under the ownership rules adopted by the FCC in MM Docket Nos. 94-150, 92-51 and 87-154, as such rules may be amended from time to time, and (ii) which, even if such Person were deemed to have an attributable interest therein, would not increase such Person's national broadcast coverage as calculated under the FCC's national ownership rules because such Person has an owned or operated television station in the same DMA. For the purpose of this definition, a television station shall be deemed to be "operated" by such Person if such Person supplies more than 15% of the total weekly broadcast programming hours of such station.

    "SEC" shall mean the United States Securities and Exchange Commission.

    "Series B Preferred Stock" shall mean the 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share.

    "Settlement Agreement" shall mean the Settlement Agreement, dated as of the date hereof, between the Investor and the Company, as from time to time amended, modified or supplemented.

    "Shares" shall mean the 60,607 shares of Series B Preferred Stock held by the Investor after the filing and effectiveness of the Certificate of Designation and the consummation of the issuance and sale of Series B Preferred Stock pursuant to Section 3(g) of the Master Agreement and any additional shares of Series B Preferred Stock issued in respect of such Shares.

    "Station Offer Notice" shall have the meaning set forth in Section 7.2(a).

    "Station Offer Price" shall have the meaning set forth in Section 7.2(a).

    "Station Third Party" shall have the meaning set forth in Section 7.2(a).

    "Station Transfer" shall have the meaning set forth in Section 4.1(f).

    "Stock-Based Compensation Awards" shall mean options, restricted stock and any other stock-based compensation awards issued or issuable under any of the Company's Stock Incentive Plan, 1996 Stock Incentive Plan, 1998 Stock Incentive Plan or any other stock-based compensation plan approved by the Board of Directors or any employment, consulting or similar agreements in effect as of the date hereof or entered into after the date hereof and approved by the Board of Directors.

    "Stockholder Agreement" shall mean the Amended and Restated Stockholder Agreement, dated as of the date hereof, among the Company, the Investor and the Paxson Stockholders, as from time to time amended, modified or supplemented.

    "Stockholder Proposals" shall have the meaning set forth in the Stockholder Agreement.

    "Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

    "Surviving Representations and Warranties" shall mean the representations and warranties contained in Sections 3.1(c), 3.1(o) and 3.1(u) of the Original Investment Agreement (and any relevant disclosure schedules with respect thereto), the terms of which are incorporated herein by reference.

    "Tax" or, collectively, "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for taxes of any predecessor entity.

    "Title IV Plan" shall mean an employee pension benefit plan, as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which the Company, any Company Subsidiary or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

    "Transaction Agreements" shall have the meaning set forth in the Master Agreement.

    "Unrestricted Transfer" shall have the meaning set forth in Section 9.4.



                                   ARTICLE II

                             [INTENTIONALLY OMITTED]


                                  ARTICLE III

                             [INTENTIONALLY OMITTED]


                                   ARTICLE IV

                               CONDUCT OF BUSINESS

    Section 4.1 Conduct of the Business.
                -----------------------

    Subject to the provisions of Section 4.2, the Company shall not take, nor permit any Company Subsidiary or officer or director to take, any of the following actions without the prior consent of the Investor or a permitted transferee of the Investor Rights under the Stockholder Agreement:

    (a) approval, not to be unreasonably withheld, of (i) a Budget, (ii) any expenditures that materially exceed budgeted amounts or (iii) any amendments to a Budget; provided, however, that, the Investor shall withhold its approval of any proposed Budget by identifying those items of the proposed Budget which are not approved and providing in writing to the Company the Investor's basis for withholding such approval and, in such event, the portions of such proposed Budget which are not identified as unapproved, shall be deemed to be approved under this Section 4.1(a);

    (b) [Intentionally Omitted];

    (c) entering into any agreement or arrangement relating to the digital spectrum of all or any of the Company Stations, except for any agreement which
(i) has a term of not more than 14 months, (ii) is terminable on not more than 14 months notice without payment of any material penalty or any other material adverse consequence suffered by the Company or (iii) is approved by a majority of the Board of Directors which includes a majority of the Independent directors and the Company CEO;

    (d) [Intentionally Omitted];

    (e) entering into any material amendment of the Company's certificate of incorporation or by-laws, except as may be necessary in connection with (i) the transactions contemplated by the Master Agreement, including the Stockholder Proposals, or (ii) issuances of capital stock permitted under this Agreement and the other Transaction Agreements;

    (f) during the Restricted Period, other than with respect to (i) any low power television stations that do not expand the coverage and cable carriage of any Company Station, (ii) the Company Stations located in Greenville, NC, Jacksonville, NC, and Boston, MA (limited to Company Stations WDPX, WPXG and W40B0), or (iii) low power station WPXO-LP, East Orange, NJ, any sale, lease, assignment or other disposition of (x) more than 50% of the stock of any Company Subsidiary that owns the primary operating assets of, or a FCC license of, a Company Station or (y) the primary operating assets of, or any FCC license of, a Company Station (each, a "Station Transfer"), in each case, if such Company Station is located in any of the 50 largest DMAs as of the date of such disposition;

    (g) except for any transactions permitted pursuant to Section 4.1(f) or that are set forth on Schedule 4.1(g), (i) any sale, transfer, assignment or other disposition of assets involving, together with all other dispositions of assets during any 12-month period, assets with a fair market value greater than 20% of the book value of the Company's consolidated assets reflected on the balance sheet most recently filed with the SEC, (ii) any acquisition of assets, including pursuant to a merger, consolidation or other business combination, if the consideration payable for such assets in any single transaction exceeds 5% of the book value of the Company's consolidated assets reflected on the balance sheet most recently filed with the SEC or if the aggregate consideration payable for such transaction, together with the consideration paid for all such acquisitions in any 12-month period, exceeds 10% of the book value of the Company's consolidated assets reflected on the balance sheet most recently filed with the SEC (excluding, in each case, transactions involving the issuance of capital stock of the Company that have been approved pursuant to this Section
4.1 and transactions set forth on Schedule 4.1(g) attached hereto), or (iii) any merger or business combination transaction where the Company is not the surviving entity or where there is a change of control; provided that the prior consent of the Investor shall not be required with respect to any transaction conducted during any Default Redemption Period if such transaction is structured to ensure that the Investor receives the full Default Redemption Price for its redeemed Shares or Conversion Shares;

    (h) issuance or sale of any capital stock of the Company or any option, warrants or other rights to acquire capital stock of the Company (including instruments convertible or exchangeable into or exercisable for capital stock), other than (i) Stock-Based Compensation Awards issued under the Company's stock-based compensation plans identified under "Plan Options" and "Non-Plan Options" on Schedule 4.1(h) and Common Stock issued or issuable in connection therewith, (ii) reasonable and customary Stock-Based Compensation Awards issued pursuant to a Stock-Based Compensation Plan approved after the Effective Date by the Board of Directors and, as necessary or advisable, the stockholders of the Company and Common Stock issued in connection therewith, (iii) 50,000,000 shares of Common Stock issued or issuable following the Effective Date to certain officers and employees in the form of Stock-Based Compensation Awards (upon the authorization thereof by the stockholders of the Company pursuant to the Stockholder Proposals), (iv) non-voting capital stock issued to Refinance the Existing Preferred Stock or the Shares, or non-voting capital stock issued as dividends in accordance with the terms and conditions of the Existing Preferred Stock or Shares, (v) Common Stock issued upon conversion of Existing Preferred Stock or Shares, (vi) capital stock issued in connection with the satisfaction in full of the Company's redemption obligation set forth in Section 9.2 or the simultaneous satisfaction of the Company's obligation under Section 9.5, and (vii) the issuance of non-convertible preferred stock of the Company issued to fund the redemption of the Existing Preferred Stock with substantially similar terms as the Existing Preferred Stock so redeemed; provided that the number of shares of Common Stock issued or issuable pursuant to clauses (i), (ii) and (iii) shall not exceed (A) 2,211,298 shares of Common Stock issued or issuable pursuant to Stock-Based Compensation Awards granted prior to the Effective Date and (B) 53,446,188 shares of Common Stock issued pursuant to Stock-Based Compensation Awards granted after the Effective Date plus such number of shares of Common Stock underlying Stock-Based Compensation Awards granted prior to the Effective Date that lapse, are forfeited or are otherwise cancelled following the Effective Date, in each case, provided such grants are made in compliance with Sections 3.8(b) and 3.9 of the Stockholder Agreement;

    (i) split, combine or reclassify any of its capital stock in any manner adverse to the Investor;

    (j) other than transactions contemplated by the Master Agreement, entering into any agreement or transaction or a series of related agreements or transactions with a Paxson Stockholder or an Affiliate of a Paxson Stockholder or of the Company or a family member of a Paxson Stockholder, which (i) is not on an arm's-length basis or (ii) involves an amount in excess of $100,000;

    (k) except as provided in the Master Agreement, (i) entering into any employment, compensation or other agreement with an employee or director of the Company or any of its Subsidiaries (other than station managers) that (A) provides for cash compensation (excluding bonus) reasonably expected to be in excess of $400,000 per year or (B) has longer than a three-year term; or (ii)(A) increasing the management fee payable pursuant to Section 5.2 of the PMC Management Agreement or (B) amending such Section of the PMC Management Agreement;

    (l) any increase in the size of the Board of Directors other than any increases as a result of a Voting Rights Triggering Event (as defined in the certificates of designation relating to the Company's Existing Preferred Stock);

    (m) any voluntary bankruptcy or winding up of the Company or filing for protection under any Bankruptcy Law; or

    (n) entering into any joint sales, joint services, time brokerage, local marketing or similar agreement or arrangement (other than agreements or arrangements that may be terminated at no cost to the Company upon six-months' notice), but only if after entering into such agreement or arrangement, Company Stations representing 20% or more of the Company's National Coverage would be subject to such agreements or arrangements.

    If any member of the Board of Directors, who was an Investor Nominee, votes in such capacity to approve any matter set forth in Section 4.1 that requires the consent of the Investor, the Investor shall be deemed to have consented to such matter for purposes of this Section 4.1. Notwithstanding the foregoing, the parties agree that there is no expressed or implied agreement to elect any Investor Nominee to the Board of Directors of the Company.

    Section 4.2 Modification of Investor Rights.
                -------------------------------

    (a) Subject to Section 4.2(b), for so long as NBCU or any of its Affiliates holds the Minimum Investment, the Investor Rights set forth in Sections 4.1(a),
(f), and (l) shall be deemed to have no force or effect and Sections (g) and (k) shall be deemed to read as follows:

         (i) Section 4.1(g) shall be deemed to read: "(i) any sale, transfer, assignment or other disposition in any single transaction or series of related transactions of assets with a fair market value (as determined by the Board of Directors in good faith) greater than 20% of the fair market value (as determined by the Board of Directors in good faith) of the Company's total assets, (ii) any acquisition of assets, including pursuant to a merger, consolidation or other business combination, if the consideration payable for such assets in any single transaction or series of related transactions exceeds 20% of the fair market value (as determined by the Board of Directors in good faith) of the Company's total assets or (iii) any merger or business combination transaction where the Company is not the surviving entity or where there is a Change of Control (as defined in the Stockholder Agreement); provided that the prior consent of the Investor shall not be required with respect to any transaction conducted during any Default Redemption Period if such transaction is structured to ensure that the Investor receives the full Default Redemption Price for its redeemed Shares or Conversion Shares;"

         (ii) Section 4.1(k) shall be deemed to read: "(i) increasing by more than 20% the aggregate cash compensation (assuming full payment of any bonus) paid to any one of the Company's ten most highly compensated executives or (ii)(A) increasing the management fee payable pursuant to Section 5.2 of the PMC Management Agreement other than in accordance with such Section or (B) amending such Section of the PMC Management Agreement;"

At such time that NBCU or any of its Affiliates no longer holds the Minimum Investment, this Section 4.2(a) shall no longer have any force or effect.

    (b) Upon the Investor Call Right Termination, the Investor Rights set forth in Sections 4.1 (a), (c), (g), (h), (k), (l), and (n) of this Agreement (including, to the extent applicable, as modified by Section 4.2(a)) shall terminate and have no further force or effect.

                                   ARTICLE V

                                OTHER AGREEMENTS

    Section 5.1 Public Statements.
                -----------------

    Before any party or any Affiliate of such party shall release any information concerning the Transaction Agreements or the matters contemplated hereby or thereby which is intended for or can reasonably be expected to result in public dissemination, such party shall cooperate with the other party, shall furnish drafts of all documents or proposed oral statements to the other party, provide the other party the opportunity to review and comment upon any such documents or statements and shall not release or permit release of any such information without the consent of the other party, except to the extent required by applicable law or the rules of any securities exchange or automated quotation system on which its securities or those of its Affiliate are traded.

    Section 5.2 Reasonable Commercial Efforts.
                -----------------------------

    Subject to the terms and conditions provided in this Agreement, each party shall use reasonable commercial efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that notwithstanding anything to the contrary in this Agreement, no party nor any of its Affiliates shall be required to make any disposition of, or enter into any agreement to hold separate, any Subsidiary, asset or business, and no party hereto nor any of its Affiliates shall be required to make any payment of money nor shall any party or its Affiliates be required to comply with any condition or undertaking or take any action which, individually or in the aggregate, would materially adversely affect the economic benefits to such party of the transactions contemplated hereby and by the other Transaction Agreements, taken as a whole, or materially adversely affect any other business of such party or its Affiliates.

    Section 5.3 Government Filings.
                ------------------

    (a) Each of the Company and the Investor will make as promptly as practicable, after notice to such effect by the Investor to the Company, all filings required to be made, if any, by it, including in connection with a tender offer pursuant to Section 3.5 of the Stockholder Agreement, under the HSR Act and any other applicable laws, rules, regulations or orders of any Governmental Entity with regard to the transactions which are the subject of this Agreement and the other Transaction Agreements (including, without limitation, the conversion of the Shares, the purchase of shares pursuant to the Call Agreement and the holding of the Conversion Shares) and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable.

The Company and the Investor will each provide information and cooperate in all other respects to assist the other of them in making its filings under the HSR Act.

    (b) Each of the Company and the Investor will make as promptly as practicable after notice to such effect by the Investor to the Company, all filings required to be made, if any, by it under the Communications Act or the rules and regulations related thereto with regard to the transactions which are subject of this Agreement and the other Transaction Agreements (including without limitation the conversion of the Shares, the purchase of shares pursuant to the Call Agreement and the holding of the Conversion Shares) and each of them will take all reasonable steps within its control (including providing information to the FCC) to obtain any required consents or approvals as promptly as practicable. The Company and the Investor will each provide information and cooperate in all other respects to assist the other of them in making its filings under the Communications Act.

    (c) At any time that the Investor holds an attributable interest in the Company within the meaning of 47 C.F.R. ss. 73.3555 of the rules of the FCC (including any successor rule) that it is not permitted to hold pursuant to the FCC's rules, the parties shall cooperate fully with each other and negotiate in good faith to agree on such actions as may be necessary so that the Investor comes into compliance with the FCC's rules, including, without limitation, the transfer or redemption of shares of Series B Preferred Stock held by the Investor (however, the parties understand that there shall be no obligation on the part of the Company to so redeem) or a transfer of shares of Series B Preferred Stock pursuant to Section 4.1(a)(iii) of the Stockholder Agreement.

    Section 5.4 Reservation of Shares.
                ---------------------

    The Company agrees to keep reserved for issuance at all times after the adoption of the Stockholder Proposals, as contemplated in the Stockholder Agreement, prior to conversion of the Shares the aggregate number of Conversion Shares issuable upon conversion of the Shares.

    Section 5.5 Notification of Certain Matters.
                -------------------------------

    Each party to this Agreement shall give prompt notice to the other party of any failure of any party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

    Section 5.6 Further Assurances.
                ------------------

    Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, including, without limitation, making application as soon as practicable for all consents and approvals required in connection with the transactions contemplated hereby and diligently pursuing the receipt of such consents and approvals in good faith.

    Section 5.7 Company Stockholder Meetings.
                ----------------------------

    At the first annual meeting of the stockholders of the Company occurring after the date hereof, and in any event no later than June 30, 2006, the Company shall seek stockholder approval of the Stockholder Proposals, provided, however, that if the Investor exercises the Call Right (as defined in the Call Agreement) prior to such time, the Company shall seek stockholder approval of the Stockholder Proposals as soon as practicable. All reasonable and customary documented expenses incurred by the Company in connection with seeking stockholder approval of the Stockholder Proposals prior to the annual meeting referred to in the immediately preceding sentence shall be borne by the Investor.

    Section 5.8 Access to Information.
                ---------------------

    Subject to applicable laws, the Company shall, and shall cause the Company Subsidiaries to, afford the officers, employees, auditors and other agents of the Investor reasonable access during normal business hours to their officers, employees, properties, offices, plants and other facilities, and contracts, commitments, books and records relating thereto, and shall furnish such Persons all such documents and such financial, operating and other data and information regarding such businesses and Persons that are in the possession of such Person as the Investor through its officers, employees or agents may from time to time reasonably request. All such information will be provided subject to the terms of the confidentiality agreement dated May 12, 1999, between the Company and the Investor.

                                   ARTICLE VI

                       AFFIRMATIVE AND NEGATIVE COVENANTS

    Section 6.1 Maintenance of Existence and Property; FCC Licenses.
                ---------------------------------------------------

    The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises material to its business. The Company and each Company Subsidiary shall maintain in good repair, working order and condition all of the properties that are material to the Company and the Company Subsidiaries, taken as a whole, used or useful in the business of such Person and from time to time will make or cause to be made all appropriate (as reasonably determined by such Person) repairs, renewals and replacements thereof. The Company shall, and shall cause each Company Subsidiary to, use its best efforts to keep in full force and effect all of its material FCC Licenses and shall provide the Investor with a copy of any (or, in the event of any notice based on knowledge of such Person, a brief description of such default and the basis of such knowledge) notice from the FCC of any violation with respect to any material FCC License received by it (or with respect to which such Person may have any knowledge).

    Section 6.2 Payment of Obligations.
                ----------------------

    (a) Subject to Section 6.2(b), except as disclosed in the Company's SEC filings prior to the date hereof, the Company shall pay and discharge or cause to be paid and discharged before any penalty accrues thereon all material Taxes payable by it or any Company Subsidiary.

    (b) The Company and each Company Subsidiary may in good faith contest, by appropriate proceedings, the validity or amount of any Taxes described in
Section 6.2(a); provided that (i) adequate reserves with respect to such contest are maintained on the books of such Person, in accordance with GAAP and (ii) such Person shall promptly pay or discharge such contested Taxes and all additional charges, interest, penalties and expenses, if any, if such contest is terminated or discontinued adversely to such Person or the conditions set forth in this Section 6.2(b) are no longer met.

    Section 6.3 Books and Records.
                -----------------

    The Company shall, and shall cause each Company Subsidiary to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Company's audited financial statements for the twelve month period ended December 31, 2004.

    Section 6.4 Insurance.
                ---------

    The Company shall, and shall cause each Company Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its business and properties, including, without limitation, business interruption insurance, insurance on fixed assets and directors and officers' liability insurance, against loss or damage of the kinds customarily carried or maintained under similar circumstances by entities of established reputation engaged in similar businesses.

    Section 6.5 Compliance with Laws, Etc.
                -------------------------

    The Company shall, and shall cause each Company Subsidiary to, comply with all (i) federal, state, local and foreign laws and regulations applicable to it, including those relating to the Communications Act, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that any such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) provisions of all FCC licenses, certifications and permits, franchises, or other permits and authorizations relating to the operation of the Company's business and all other material agreements, licenses or leases to which it is a party or of which it is a beneficiary and suffer no loss or forfeiture thereof or thereunder, except to the extent that any such non-compliance or loss or forfeiture has not had and could not reasonably be expected to have a Material Adverse Effect.

    Section 6.6 Environmental Matters.
                ---------------------

    The Company shall, and shall cause each Company Subsidiary to, and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its real estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its real estate, except as could not reasonably be expected to have a Material Adverse Effect; (c) notify the Investor promptly after such Person becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any of its real estate which is reasonably likely to have a Material Adverse Effect; and (d) promptly forward to the Investor a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to have a Material Adverse Effect, in each case whether or not the Environmental Protection Agency or any Governmental Entity has taken or threatened any action in connection with any such violation, Release or other matter.

    Section 6.7 Material Adverse Effect.
                -----------------------

    The Company shall not make any changes in any of its business objectives, purposes or operations which could reasonably be expected to have or result in a Material Adverse Effect on the Company of the type described in clause (ii) of the definition of Material Adverse Effect.

    Section 6.8 ERISA.
                -----

    The Company shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

    Section 6.9 Hazardous Materials.
                -------------------

    The Company shall not, and shall not cause or permit any Company Subsidiary to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of its real estate where such Release would violate in any material respect, or form the basis for any material Environmental Liabilities under, any Environmental Laws or Environmental Permits.

    Section 6.10 No Impairment of Intercompany Transfers.
                 ---------------------------------------

    Except in connection with any transaction contemplated in any of the Transaction Agreements, the Company shall not permit any Company Subsidiary to directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by any Company Subsidiary to another Company Subsidiary or the Company.

    Section 6.11 Limitation on Certain Asset Sales.
                 ---------------------------------

    The Company will not, and will not permit any Company Subsidiary to, consummate an Asset Sale unless (i) the Company or such Company Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof on the date the Company or the Company Subsidiary (as applicable) entered into the agreement to consummate such Asset Sale (as determined in good faith by the Company's Board of Directors, and evidenced by a resolution of the Board of Directors); (ii) not less than 75% of the consideration received by the Company or such Company Subsidiary, as the case may be, is in the form of cash or cash equivalents other than in the case where the Company is exchanging all or substantially all of the assets of one or more media properties operated by the Company (including by way of the transfer of capital stock) for all or substantially all of the assets (including by way of transfer of capital stock) constituting one or more media properties operated by another Person, provided that at least 75% of the consideration received by the Company in such exchange, other than the media properties, is in the form of cash or cash equivalents; and (iii) the proceeds of such Asset Sale received by the Company or such Company Subsidiary are applied first, to the extent the Company elects or is required, to prepay, repay or purchase debt under any then existing indebtedness of the Company or any Company Subsidiary within 180 days following the receipt of the proceeds of such Asset Sale and second, to the extent of the balance of the proceeds of such Asset Sale after application as described above, to the extent the Company elects, to make an Investment in assets (including capital stock or other securities purchased in connection with the acquisition of capital stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company or any Company Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or the Company or any Company Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of the proceeds of such Asset Sale and the proceeds of such Asset Sale contractually committed are so applied within 360 days following the receipt of the proceeds of such Asset Sale.

    Section 6.12 No Restrictive Covenants.
                 ------------------------

    The Company and each Company Subsidiary shall not enter into any agreement that would in any way restrict or limit the Company's ability to redeem the Shares, or pay the New Exchange Debentures, at maturity.

                                  ARTICLE VII

                              OPERATING AGREEMENTS

    Section 7.1 [Intentionally Omitted].
                -----------------------

    Section 7.2 Investor Right of First Refusal.
                -------------------------------

    (a) So long as the Investor owns the Minimum Investment, during the Restricted Period, the Company or any Company Subsidiary at any time intends to effect a Station Transfer to any Person other than a wholly owned Company Subsidiary (a "Station Third Party"), the Company shall give written notice to the Investor at least 30 days prior to the effectiveness of such Station Transfer (a "Station Offer Notice"), stating the Company's intention to make such a Station Transfer, the name of the proposed Station Third Party, the assets or securities proposed to be transferred, the consideration to be paid for such assets or securities (the "Station Offer Price") and in reasonable detail all other material terms and conditions upon which such Station Transfer is proposed. Notwithstanding the foregoing, the Investor shall not be entitled to a right of first refusal with respect to the assets or securities of any Company Station that is not located in one of the fifty largest DMAs.

    (b) Upon receipt of the Station Offer Notice, the Investor shall have an option to purchase all of the assets or securities proposed to be transferred at the Station Offer Price and on the other material terms and condition set forth in the Station Offer Notice, which option may be exercised by written notice to the Company given within 30 days of the Investor's receipt of the Station Offer Notice. If any portion of the consideration to be paid by such Station Third Party is not cash, the Investor may pay in lieu of such non-cash consideration cash equal to the fair market value thereof. The fair market value shall be determined by mutual agreement or, if no such agreement shall be reached within ten days, by the determination of an independent nationally recognized appraiser selected by the Company and reasonably acceptable to the Investor.

    (c) If the Investor exercises its option pursuant to Section 7.2(b), the closing of such purchase shall take place within 30 days of the date the Investor gives notice of such exercise, except to the extent FCC approval is required or reasonably advisable for the transaction, in which case the closing shall take place as soon as practicable after receipt of final, non-appealable approval from the FCC.

    (d) If the Investor determines not to exercise its option, then for a period of 60 days from the earlier of (i) the expiration of the offer to the Investor and (ii) the receipt of written notice from the Investor stating that the Investor does not intend to exercise its option, or for such longer period required or reasonably advisable for FCC approval, the Company shall be free to sell the proposed assets or securities to the Station Third Party at a price equal to or greater than the Station Offer Price and on substantially the same terms as set forth in the Station Offer Notice.

    Section 7.3 [Intentionally Omitted].
                -----------------------

    Section 7.4 [Intentionally Omitted].
                -----------------------

    Section 7.5 [Intentionally Omitted].
                -----------------------

                                  ARTICLE VIII

                             [INTENTIONALLY OMITTED]


                                   ARTICLE IX

                                   REDEMPTION

    Section 9.1 [Intentionally Omitted].
                -----------------------

    Section 9.2 Default Redemption.
                ------------------

    (a) In the event that an Event of Default occurs, then the Investor will have the right to require the Company to redeem, by payment in cash, any Shares or Conversion Shares at a price equal to the Default Redemption Price by delivering notice to the Company (a "Notice of Default

Redemption") following written notice by the Company to the Investor of an Event of Default or written notice by the Investor to the Company of an Event of Default; provided that the Investor may only give a Notice of Default Redemption
(i) after the Restricted Period and (ii) if at such time the Event of Default is continuing.

    (b) The Company or its assignee pursuant to Section 9.3 will have a period of 180 days (the "Default Redemption Period") from the date of any such demand to consummate the redemption; provided that if at any time during such 180-day period, the Company's outstanding debt and preferred stock covenants do not prohibit a redemption and the Company has funds on hand to consummate such redemption, then the Company or its assignee shall consummate such redemption at such time. Notwithstanding the foregoing, in the event the Company assigns its redemption obligation to a third party pursuant to Section 9.3, then the Default Redemption Period shall terminate on the earlier of (i) 180 days from the date of such demand to consummate the redemption and (ii) 30 days after such assignment.

    Section 9.3 Assignment of Redemption Obligation.
                -----------------------------------

    The Company may assign its redemption obligation under Section 9.2 to a third party. The Company shall provide the Investor with notice at least 30 days prior to any proposed assignment of its redemption obligation to a third party; provided that if it is not possible to provide notice 30 days prior to such assignment, the Company shall provide such notice as soon as possible.

    Section 9.4 Failure to Redeem.
                -----------------

    In the event the Company or its assignee, as the case may be, does not consummate a redemption pursuant to Section 9.2 during the Default Redemption Period, then, for a period of 180 days after the expiration of the Default Redemption Period (the "Investor Recourse Period"), the Investor may sell the Shares and the Conversion Shares and transfer the related rights under this Agreement, the Stockholder Agreement and the Registration Rights Agreement to any party without regard to the restrictions on transferability set forth therein, including any consent right; provided that the transfer of the Investor Rights shall be subject to the transferee acquiring the Minimum Investment (an "Unrestricted Transfer"). If, at the end of the Investor Recourse Period, the Investor has not effected an Unrestricted Transfer, then the Company shall have a 30-day period during which to effect a redemption at the Default Redemption Price. If the Company does not effect redemption during such period, then the Investor shall have the right to effect a Company Sale pursuant to Section 9.5.

    Section 9.5 Company Sale.
                ------------

    If the Company fails to effect a redemption as set forth in Section 9.4, the Investor may require the Company to effect, at the Company's option, either a public sale or a liquidation of the Company (a "Company Sale"), exercisable by written notice to the Company. If the Investor exercises such right, any Investor Nominees who have been elected to the Board shall immediately resign as directors. The Investor will retain the rights to participate as a bidder in any such sale; provided that if the highest bid in any such public sale is not in an amount sufficient to pay the Investor the Default Redemption Price for all the Shares and Conversion

Shares held by the Investor, the Investor will have a right of first refusal to purchase the Company for such highest bid amount. The Company shall be required to accept any offer it receives which provides for payment to the Investor of the full Default Redemption Price for all Shares and Conversion Shares held by the Investor; provided that if the Company receives more than one such offer, the Company shall have the right to determine which offer to accept.

                                   ARTICLE X

                                  MISCELLANEOUS

    Section 10.1 Survival of Representations and Warranties.
                 ------------------------------------------

    The Surviving Representations and Warranties which were made as of September 15, 1999, shall continue to survive indefinitely, and the representations and warranties in Section 3.1(j) of the Original Investment Agreement, which were also made as of September 15, 1999, the terms of which are incorporated herein by reference (including any relevant disclosure schedules with respect thereto) shall survive until 30 days after the expiration of the applicable statute of limitations relating to the taxes or other matters covered. For the avoidance of doubt, it is understood and agreed that except for the Surviving Representations and Warranties and the representations and warranties set forth in Section 3.1(j) of the Original Investment Agreement, which shall survive in accordance with the preceding sentence, none of the other representations and warranties made in the Original Investment Agreement, whether made by either the Company or the Investor, survive; provided, however, that except as set forth in the Settlement Agreement, the parties hereto retain all rights, powers and remedies available at law or in equity or otherwise in connection with any breach arising out of the Original Investment Agreement prior to the date hereof, and the execution of this Agreement by the parties shall not operate as a waiver of, nor shall it prejudice, any such right, power or remedy now or hereafter existing at law or in equity or otherwise except for any rights, powers or remedies arising out of events that occurred prior to the date hereof to the extent the events giving rise to such rights, powers or remedies were disclosed in the Company's public filings with the FCC or SEC, disclosed in writings to the Investor or actually known by those individuals listed on Schedule 10.1, which rights, powers and remedies shall be null and void and of no further force or effect.

    Section 10.2 Notices.
                 -------

    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

    (a) If to the Investor, to:

         NBC Universal, Inc.
         30 Rockefeller Plaza
         New York, New York  10112
         Attention:  General Counsel
         Tel:  212-646-7024
         Fax:  212-646-4733
         with a copy to:

         Shearman & Sterling LLP
         599 Lexington Avenue
         New York, New York  10022
         Attention:  John A. Marzulli, Jr.
         Tel:  212-848-8590
         Fax:  646-848-8590

    (b) If to the Company, to:

         Paxson Communications Corporation
         601 Clearwater Park Road
         West Palm Beach, Florida  33401
         Attention:  General Counsel
         Tel:   561-659-4122
         Fax:  561-655-9424

         with copies to:

         Dow, Lohnes & Albertson, PLLC
         1200 New Hampshire Avenue, N.W., Suite 800
         Washington, DC  20036
         Attention:  John R. Feore, Jr.
         Tel:  202-776-2000
         Telecopy:  202-776-2222

         and

         Holland & Knight LLP
         22 Lakeview Avenue, Suite 1000
         West Palm Beach, Florida  33401
         Attention:  David L. Perry, Jr.
         Tel:  561-650-8314
         Fax:  561-650-8399


or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

    Section 10.3 Entire Agreement; Amendment.
                 ---------------------------

    The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. This Agreement amends and restates the Original Investment Agreement in its entirety and such Original Investment Agreement shall be of no further force or effect, other than as set forth in Section 10.1 of this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

    Section 10.4 Counterparts.
                 ------------

    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

    Section 10.5 Governing Law; Jurisdiction; Waiver of Jury Trial.
                 -------------------------------------------------

    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of the Delaware Chancery Court. In the event the Delaware Chancery Court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the United States District Court for the Southern District of New York, provided that in the event such court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the Supreme Court of the State of New York, New York County. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

    Section 10.6 Fees and Expenses.
                 -----------------

    Each party shall bear its own costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby, including the fees and expenses of their respective accountants and counsel.

    Section 10.7 Indemnification by the Company.
                 ------------------------------

    (a) Subject to the provisions of Section 10.7(b), the Company agrees to indemnify and save harmless the Investor and each of the respective officers, directors, employees, agents and Affiliates of the Investor in their respective capacities as such (the "Investor Indemnitees"), from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 10.7(b)) and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses"), suffered or incurred by any of them relating to or arising out of any inaccuracy in or breach of the representations, warranties, covenants or agreements made by the Company herein. No payment for Investor's Losses shall be required except to the extent that the cumulative aggregate amount of such Losses equals or exceeds $1,000,000. The Company's liability to the Investor under this Section 10.7 shall not exceed $417,500,000.

    (b) An Investor Indemnitee shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Investor Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 10.7 unless and to the extent that the Company shall have been materially prejudiced by the failure of such Investor Indemnitee to so notify the Company. In case any such action, suit, claim or proceeding is brought against an Investor Indemnitee, the Company shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Investor, and after notice from the Company of its election so to assume the defense thereof, the Company will not be liable to such Investor Indemnitee under this Section 10.7 for any legal or other expense subsequently incurred by such Investor Indemnitee in connection with the defense thereof; provided, however, that (i) if the Company shall elect not to assume the defense of such claim or action or (ii) if outside legal counsel to the Investor Indemnitee reasonably determines that there may be a conflict between the positions of the Company and of the Investor Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in the conduct of the defense, and the Company shall be liable for any legal or other expenses reasonably incurred by the Investor Indemnitee in connection with the defense (but only with respect to one such separate counsel). The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without the Investor Indemnitee's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder unless such settlement or compromise includes an unconditional release of the Investor and each other Investor Indemnitee from all liability arising out of such action, suit, claim or proceeding.

    Section 10.8 Successors and Assigns; Third Party Beneficiaries.
                 -------------------------------------------------

    Subject to compliance with applicable law, the Investor may assign its rights under this Agreement in whole or in part only to (i) any Affiliate of the Investor, but no such assignment shall relieve the Investor of its obligations hereunder; or (ii) to a party that is not an Affiliate of the Investor in compliance with the provisions of the Stockholder Agreement. Upon a valid assignment in accordance with the provisions of the preceding sentence, such assignee shall become the Investor for purposes hereof. For purposes of this Agreement, any direct or indirect transfer to a third party of a controlling interest in the capital stock of the Investor (other than if the Investor at the applicable time is NBCU) shall be deemed to be an assignment hereunder and shall be subject to all of the terms and conditions set forth herein. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor. Any purported assignment in violation of this Section shall be void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and for the benefit of no other Person.

    Section 10.9 Remedies.
                 --------

    No right, power or remedy conferred upon the Investor in this Agreement or the other Transaction Agreements to which it is a party shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or the other Transaction Agreements to which it is a party or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Investor and the Company and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or the other Transaction Agreements to which they are parties was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the other Transaction Agreements to which they are parties and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

    Section 10.10 Headings, Captions and Table of Contents.
                  ----------------------------------------

    The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

    Section 10.11 Termination.
                  -----------

    Sections 4.1, 5.5, 5.7 and 5.8 and Article VI (other than Section 6.12) of this Agreement shall terminate if neither (i) the Investor (together with its Affiliates) owns at least the Minimum Investment nor (ii) a transferee of the Investor to whom the Investor Rights were transferred in accordance with the Stockholder Agreement owns at least the Minimum Investment. This Agreement shall terminate in its entirety upon the earlier of (i) the Investor or a permitted transferee acquiring shares of capital stock that provide it with the unfettered right to vote a sufficient number of voting shares to elect a majority of the members of the Board of Directors or (ii) December 31, 2013.

    Section 10.12 Severability.
                  ------------

    If one or more provisions of this Agreement or the application thereof to any Person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the FCC, or to be invalid, void or unenforceable to any extent (a "Conflicting Provision"), the Conflicting Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the parties. In such event, the parties shall negotiate in good faith such changes in other terms as shall be practicable in order to effect the original intent of the parties.

    IN WITNESS WHEREOF, this Amended and Restated Investment Agreement has been executed by the parties hereto or by their respective duly authorized representatives, all as of the date first above written.


PAXSON COMMUNICATIONS CORPORATION


By: /s/ Dean M. Goodman
    -------------------------
    Name: Dean M. Goodman
    Title: President and Chief Operating Officer

NBC UNIVERSAL, INC.


By: /s/ Robert C. Wright
    -------------------------
    Name: Robert C. Wright
    Title: President and Chief Executive Officer

                                 Schedule 4.1(g)

    Certain subsidiaries of the Company have entered into agreements to purchase substantially all the assets of full power television stations serving the Memphis, TN and New Orleans, LA markets for an aggregate purchase price of $36 million. The Company's subsidiaries have the right to purchase and the current owner of such stations has the right to require the Company's subsidiaries to purchase such stations at any time after January 1, 2007 through December 31, 2008.

                                 Schedule 4.1(h)


Plan Options: 1,711,298




Non-Plan Options: 500,000

                                  Schedule 10.1

Each of the current persons with the respective following positions, and any person holding such position at any time during the period commencing on September 15, 1999 and concluding on the Effective Date who is still employed by General Electric Company.

Executive
---------
Robert C. Wright, President and CEO
Brandon Burgess, EVP Business Development
Lynn A. Calpeter, EVP and CFO
Richard Cotton, EVP and General Counsel
John Eck, EVP and President, Information Technology and Operations Randy Falco, EVP and President, NBC Television Network
Jay Ireland, EVP and President, NBC Television Stations Division

Business Development
--------------------
Bruce Campbell, SVP Business Development
Jay Bockhaus, VP, Business Development
Annie Balagot, Director, Business Development

Accounting
----------
Lance Robinson, SVP and Chief Accounting Officer
Seth Zirkel, Director, Business Development

Finance
-------
Patricia Hutton - EVP & CFO Universal Studios
Tracie Winbigler - EVP, CFO, TVSD
Bradley Smith - VP, Finance, TVSD
Michael D. Collins - SVP, Financial Planning and Analysis
Vladimir Djedovic - Manager, Finance (Affiliate Compensation)
Mark Johnson - VP, Finance & Administration

Human Resources
---------------
David Crossen - VP, Human Resources, NBC Network
Tom Quick - VP, Human Resources, TVSD

Tax
---
Don Calvert - Counsel, Mergers & Acquisitions
Todd Davis - SVP, Tax
Leela Mookerjee - Tax Counsel
Brian O'Leary - VP, Tax Counsel

Law Department
--------------
Susan Weiner, EVP Litigation and Assistant General Counsel
Elizabeth Newell, SVP Corporate & Transactions Law
Andrew Fossett, VP, Corporate Law

Sari Greenberg, VP, Corporate & Transactions Law
Daniel Kummer, VP, Litigation
Bill LeBeau, Senior Counsel, Regulatory
Patricia Suh, Senior Counsel, Corporate & Transactions Law
Elisabeth Yap, Litigation Counsel

TV Stations (General Managers)
------------------------------
Philadelphia: WCAU - Dennis Bianchi
Providence: WJAR - Lisa Churchville
New York: WNBC - Frank Commerford
Miami: WTVJ - Ardyth Diercks
Hartford: WVIT - David Doebler
D.C.: WRC - Michael Jack
Raleigh: WNCN - Barry Leffler
Los Angeles: KNBC - Paula Madison
Dallas: WKXAS - Tom O'Brien
Birmingham: WVTM - Jim Powell
San Francisco: KNTV - Linda Sullivan
Chicago: WMAQ - Larry Wert

NBC Network Sales & Pricing / National Spot Sales
-------------------------------------------------
Keith Turner, President
Ed Swindler, EVP Network & CFO Commercial
Shari Post, Sales Account Executive, Network
Robin Radow - Sales Account Executive, Network

Programming
-----------
Sheraton Kalouria - SVP, Daytime Programs
Narendra Reddy - VP, Programming

TV Group
--------
Michael Steib , General Manager, WeatherPlus
Jean Dietz - VP, Affiliate Relations
John Damiano - SVP, Affiliate Relations

Marketing
---------
Ed O'Donnell - SVP, Marketing & Media Development
John D. Miller - President & Chief Marketing Officer
Kristen Hackett - Group Director, Marketing, TV

Other - Non-GE Employees
------------------------
Paul Bird, Debevoise & Plimpton
James Stewart, UBS
Lawrence P. Tu, Dell Computer Corp., former EVP and General Counsel, NBC
Universal